Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Vance Adkins Chief Financial Officer Email: vadkins@severnbank.com Phone: 410.260.2000

Severn Bancorp, Inc. Announces Dividend

Annapolis, MD, May 27, 2020 (PRNewswire) - Severn Bancorp, Inc. (the Company) (NASDAQ: SVBI), the parent company of Severn Bank (the Bank) today announced that the Board of Directors approved a cash dividend to its shareholders. The cash dividend of four cents ($0.04) per share of common stock, will be payable on June 19, 2020 to shareholders of record at the close of business on June 8, 2020.

Alan J. Hyatt, President and Chief Executive Officer said, “While recent economic times have been challenging, the Company remains optimistic for the future and continues to support our shareholders with this dividend. Severn Bank has grown banking relationships through the Paycheck Protection Program, which has been a big help to small business. The renewed recognition that community banks play a significant role in the success of local businesses they serve has not gone unnoticed during these past few months. Severn Bank remains committed to supporting Anne Arundel County residents and businesses.”

About Severn Bank: Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending. It has seven branches located in Annapolis, Crofton, Edgewater, Glen Burnie, Lothian/Wayson’s Corner, and Severna Park. The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution. Severn is on the Web at www.severnbank.com.

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Forward Looking Statements
In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss reserve and statements about the economy. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements. Severn’s operations and actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and in Severn’s general market area, federal and state regulation, competition and other factors detailed from time to time in Severn’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in Severn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.